Exhibit (g)(6)

Addendum to Custody Agreement

for Special Assets

This Addendum to Custody Agreement for Special Assets is made by and between ALPS Series Trust, on behalf of each Portfolio (“Principal”) and MUFG Union Bank, N.A. (“Custodian”) with reference to that certain Custodian Agreement dated November 29, 2012 (the “Agreement”).

Principal and Custodian desire to enter into this Addendum to govern the custody arrangement between Principal and Custodian for Special Assets, as hereinafter defined. The terms and conditions of this Addendum are in addition to and supplement the terms and conditions of the Agreement and, unless otherwise expressly stated, the terms and conditions of the Agreement remain in full force and effect. Therefore, Principal and Custodian agree as follows:

1. DEFINITIONS.

All capitalized terms used herein shall be defined as set forth in the Agreement unless otherwise provided. Certain terms used in this Addendum are defined as follows:

1.1 Authorized Agent. Authorized Agent means any Investment Manager, accountant, attorney or other representative duly appointed by Principal to act on Principal’s behalf with regard to one or more Special Asset(s).

1.2 Special Assets. Special Assets means all property other than cash and publicly traded securities held in the Account.

2. APPOINTMENT AS AGENT.

2.1 Appointment. Principal hereby appoints Custodian as agent for all Special Assets held in the Account and directs Custodian to hold Special Assets as custodial agent pursuant to the provision of the Agreement as modified by this Addendum.

2.2 Power to Enter Agreement. The parties hereby represent and warrant that they have the power to enter into this Addendum; that any Authorized Agent has been properly appointed; and that all instructions given to Custodian shall be made in accordance with applicable law and regulation.

3. CUSTODY AND REGISTRATION.

3.1 Recognition of Special Assets. Notwithstanding any other provision in the Agreement, Custodian's sole duty and responsibility with respect to each Special Asset shall be to list each Special Asset on the asset statement at the carry value specified to Custodian in writing by Principal or Authorized Agent, if any, in accordance with Section 8.

3.2 Identification of Special Assets. Custodian shall have no duty or obligation to hold, verify or perfect title or ownership to any Special Asset, review or make recommendations as to the disposition of such Special Asset or to authenticate the existence, value, or nature of any Special Asset.

4. TRANSACTIONS.

4.1 Instructions. Principal or Authorized Agent represents that for each and every Special Asset transaction the documentation has been or will be prepared to Principal's satisfaction and Custodian will not be held in any way responsible for any of the provisions of any documentation nor for any aspect of the closing of any Special Asset transaction other than the settlement of funds.

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4.2 Settlement. Custodian shall have no duty to undertake collection or similar actions or delivery of any Special Asset according to the instructions provided by Principal or Authorized Agent other than the delivery or receipt of funds as instructed by Principal or Authorized Agent.

4.3. Income and Other Payments. Any interest, dividends, rents, royalties or other payments that may be received by Custodian in the Account with respect to Special Assets shall be held by Custodian in the Account until invested or otherwise disposed of pursuant to Principal's written instructions, or otherwise directed in accordance with the Agreement.

4.4 Collection Obligations. Custodian shall have no duty or obligation to make demand or to take any action to effect collection of any payments that may become due and shall not be required to notify Principal or Authorized Agent of any default or refusal to pay.

5. CORPORATE ACTIONS, PROXIES AND LITERATURE.

Other than proxies, corporate actions and other notices from partnerships and other limited liability entities that are actually delivered to Custodian, Custodian shall have no duty to forward to Principal or Authorized Agent any notices, correspondence or other communication it may receive relating to any Special Asset, and shall have no duty or obligation to take any action of any kind with respect to any Special Asset.

6. INSTRUCTIONS.

All instructions from Principal and all instructions from Authorized Agent shall be in writing, and shall continue in force until changed by subsequent instructions. Any actions by Custodian pursuant to instructions other than written instructions are subject to such provisions outlined in the Agreement.

7. REPRESENTATION AND WARRANTS.

7.1 Investment Authority. Principal or Authorized Agent will retain full investment authority over all Special Assets pursuant to the provision of the Agreement.

7.2 Investment Accreditation. Principal hereby certifies to Custodian that Principal meets any and all required accreditation or other standards needed to invest in any Special Asset and that no license of any nature or consent by any governmental entity is required in connection with the ownership of any Special Asset.

7.3 Investment Due Diligence. Principal hereby represents that Principal or Principal's Authorized Agent has completed such due diligence as needed to confirm the value and substance of each and every Special Asset, including, but not limited to any credit questions regarding any Special Asset. Principal confirms that Principal is fully responsible for any matters which may arise in regard to any Special Asset.

8. ACCOUNTING AND REPORTING.

8.1 Cost and Nominal Value. Special Assets will be listed on the asset statement at the carry value which has been specified to Custodian in writing by Principal or Principal's Authorized Agent. If Principal does not furnish such information for any such Property, Custodian shall carry the Property at any such nominal value it determines, such value to be for bookkeeping purposes only and not be any indication of any market value.

8.2 Valuation. Principal represents that each Special Asset is currently valued at the amount specified in writing to Custodian and agrees to furnish Custodian with written valuation updates for any Special Asset as deemed appropriate by Principal which Custodian shall rely on and report to the taxing authorities as required. Custodian shall have no independent duty or obligation to verify or ascertain market value or to request or obtain valuation updates.

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8.3 Transaction Accounting. Custodian shall have no duty or obligation to provide Principal or Authorized Agent with a separate accounting for payments or receipts or to allocate such receipts between principal and income.

9. COMPENSATION AND OTHER CHARGES.

Fees and charges relating to “Special Assets” are outlined in the Account’s current fee schedule, copy attached.

10. LIMITED POWER OF ATTORNEY.

The limited power of attorney granted by Principal to Custodian in the Agreement shall not apply to the Special Assets.

11. INDEMNIFICATION.

Principal agrees to indemnify and hold Custodian, its employees, agents, subsidiaries and affiliates harmless from any and all liability arising out of the Account's investment in Special Assets. Custodian shall not be responsible or liable to Principal or any beneficiary for any loss resulting from Custodian's following Principal's written directions or from failing to act in the absence of such directions. Custodian has no duty to review or to evaluate such directions at any time. Principal further agrees to reimburse and indemnify Custodian, and Custodian shall have a lien on the Account for such purposes, from and against any and all liabilities, judgments, claims, expenses and disbursements for any kind or nature, provided Custodian shall not be indemnified or reimbursed for any such expenses due solely to its gross negligence or willful misconduct.

12. AMENDMENT AND TERMINATION.

12.1 Amendment. This Addendum may be amended only by a written agreement executed by Custodian and Principal.

12.2 Termination. This Addendum may be terminated at any time by written notice from one party to the other in accordance with the Agreement. Upon termination, Custodian shall have a reasonable amount of time to transfer the Special Assets held in the Account either to a successor custodian appointed by Principal or to Principal.

Custodian’s reasonable fees and costs relating to termination, including without limitations, costs for shipping Special Assets held in the Account, generating reports and accounting for position disposition of cash shall be charged to the Account.

(continued)

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13. EFFECTIVE DATE.

This Addendum shall be effective upon the date of receipt and acceptance by the Custodian of the Special Assets.

BY PRINCIPAL:		ACCEPTED: MUFG Union Bank, N.A.

By:	/s/ Jeremy May	By:	/s/ Brain Swanson
Name:	Jeremy May	Name:	Brian Swanson
Title:	President	Title:	Vice President
Date:	6/25/18	Date:	6/25/18

By:		By:	/s/ Brian Davies
Name:		Name:	Brian Davies
Title:		Title:	Vice President
Date:		Date:	6/25/18

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